EXHIBIT 99.1

Contact:

Stacy Ybarra, 425-709-8127

stacy.ybarra@infospace.com

INFOSPACE TO SELL MOBILE SERVICES BUSINESS FOR $135 MILLION IN CASH

Net Proceeds Expected to be Distributed to InfoSpace Shareholders as

Special Cash Distribution Following Close of Transaction

BELLEVUE, Washington, October 15, 2007 – InfoSpace, Inc. (NASDAQ:INSP) today announced that it has entered into a definitive agreement to sell its mobile services business to Motricity, a privately held provider of mobile content services and solutions, for $135 million in cash.

“This transaction is another opportunity to unlock value for our shareholders,” said Jim Voelker, Chairman and CEO of InfoSpace. “Like the previously announced sale of our online directory business for $225 million in cash, this transaction is extremely tax efficient, allowing us to capitalize on our net operating losses to significantly maximize the cash proceeds from the sale.

Prior to anticipated cash distributions, after completion of the sale of the online directory business and upon completion of the sale of the mobile business, the Company expects to have in excess of $550 million in cash.

“With these transactions, InfoSpace will be solely focused on online search. We will maintain a strong financial position and a solid distribution network with over 100 private label partners as well as our award winning branded websites such as Dogpile.com. Based on results for the first half of the year, our search business represents over 60% of InfoSpace’s revenue. Our search business is highly scalable and continues to generate strong cash flow,” concluded Mr. Voelker.

Following the close of the transaction, the Company expects to return a significant portion of the net proceeds from the sale to shareholders as a special cash distribution. The Company will utilize a portion of its net-operating loss carry-forwards to offset substantially all of the taxable gain resulting from the sale, increasing the cash available for distribution to shareholders.

The transaction is expected to be completed within the next 90 days, upon the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Credit Suisse Securities (USA) LLC is acting as financial advisor and Wilson Sonsini Goodrich & Rosati is acting as legal counsel to InfoSpace in connection with the transaction.

About InfoSpace’s Mobile Business

InfoSpace’s mobile is a leading developer of mobile technologies and infrastructure services to help mobile users quickly and easily discover and enjoy content and information on the go. Infospace’s mobile platform offers carrier partners a customizable, scalable solution for the programming and delivery of mobile content, helping build stronger brands and generate revenue. The company’s mobile products and services are available to over 200 million consumers through mobile operators such as AT&T Mobility, T-Mobile, Verizon Wireless, Sprint Nextel, and Virgin Mobile.

About InfoSpace®

InfoSpace, Inc. is a leading developer of tools and technologies to help people discover and enjoy content and information – whether on a mobile phone or on the PC. InfoSpace uses its proprietary metasearch technology to power a portfolio of branded Web sites, including Dogpile (www.dogpile.com) and Zoo (www.zoo.com), a kid-friendly search engine, and provide private-label search and online directory services to consumers on a global basis. The company’s mobile platform and applications, such as InfoSpace Find It! (www.infospacefindit.com), create revenue opportunities for carriers, while satisfying consumer demand for a highly relevant mobile user experience. More information can be found at www.infospaceinc.com.

Forward-Looking Statements

This release contains forward-looking statements relating to InfoSpace, Inc.’s proposed sales of its directory and mobile businesses that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Forward-looking statements include without limitation statements regarding the expected completion of, and timing of, the proposed sales, utilization of InfoSpace’s net-operating loss carry-forwards (NOLs), and the prospects of Infospace’s online search business. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include satisfaction of closing conditions, including governmental and third party consents, the effect of taxes, balance sheet working capital adjustments and indemnity obligations on Infospace’s total proceeds, general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, and our dependence on companies to distribute our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.